Jackson National Life Insurance Company® Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company" or "Jackson®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson. PLEASE NOTE THAT THIS CONTRACT REFERS TO AND UTILIZES EXTERNAL INDEXES. WHILE THE CONTRACT VALUES MAY BE AFFECTED BY THE EXTERNAL INDEXES, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS. AN INDEX ADJUSTMENT TO THE INDEX ACCOUNT IS NOT GUARANTEED AND MAY VARY BASED UPON THE PERFORMANCE OF THE INDEXES. THE INTERIM VALUE PROVIDED UNDER THIS CONTRACT MAY REFLECT A NEGATIVE RETURN EVEN IF THE INDEX INCREASES, MAY REFLECT A POSITIVE RETURN EVEN IF THE INDEX DECREASES AND MAY BE LOWER THAN THE AMOUNT AVAILABLE ON THE INDEX ACCOUNT OPTION TERM ANNIVERSARY. GAINS AVAILABLE UNDER THIS CONTRACT MAY BE LIMITED AND ARE NOT GUARANTEED. THERE IS A RISK OF LOSS AND LOSS MAY BE GREATER IF WITHDRAWAL, DEATH, INCOME DATE, TRANSFER OR TOTAL WITHDRAWAL OCCURS BEFORE THE INDEX ACCOUNT OPTION TERM ANNIVERSARY. WHEN ALL OR ANY PORTION OF THE CONTRACT VALUE IS WITHDRAWN OR ANNUITIZED IT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT (MVA) AS SET FORTH IN THE CONTRACT DATA PAGES, WHICH MAY INCREASE OR DECREASE AMOUNTS WITHDRAWN OR ANNUITIZED. THE WITHDRAWAL VALUE AVAILABLE UNDER THIS CONTRACT IS EQUAL TO THE CONTRACT VALUE ADJUSTED FOR ANY APPLICABLE MVA, LESS ANY APPLICABLE ANNUAL CHARGE. THE COMPANY MAY RESTRICT FUTURE PREMIUM PAYMENTS, WHICH WOULD LIMIT YOUR ABILITY TO INVEST IN THE CONTRACT AND COULD AFFECT THE VALUE OF YOUR CONTRACT AND ITS BENEFITS. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE FINANCIAL PROFESSIONAL WHO SOLD YOU THE CONTRACT OR THE COMPANY WITHIN 10 DAYS AFTER YOU RECEIVE IT (30 DAYS AFTER YOU RECEIVE IT IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT). [IF THIS CONTRACT WAS PURCHASED AS A REPLACEMENT FOR A JACKSON CONTRACT, YOU MAY RETURN IT NO LATER THAN 45 DAYS AFTER YOU RECEIVE IT.] THE COMPANY WILL REFUND THE PREMIUM PAID LESS THE AMOUNT OF ANY PARTIAL WITHDRAWALS. RETURNED CONTRACTS ARE VOID. The Telephone Number for the [Issue State] Department of Insurance is [Insurance Dept phone number]. ICC26 RILA325 1 INDIVIDUAL MODIFIED SINGLE PREMIUM DEFERRED REGISTERED INDEX-LINKED VARIABLE ANNUITY WITH MARKET VALUE ADJUSTMENT. GUARANTEED MINIMUM DEATH BENEFIT AVAILABLE. INCOME OPTION AVAILABLE. NON-PARTICIPATING. This Contract is signed by the Company President Secretary Home Office: Customer Care Center: [1 Corporate Way [P.O. Box 24068 Lansing, Michigan 48951] Lansing, MI 48909-4068 1-800-644-4565 www.jackson.com]

TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 10 Contract Option Provisions 15 Withdrawal Provisions 21 Death Benefit Provisions 24 Income Provisions 28 Termination Provisions 31] If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Customer Care Center identified on the Contract's cover page. ICC26 RILA325 2

CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [50] Joint Owner: [No Joint Owner] Joint Owner Issue Age: [N/A] Annuitant: [John Doe] Annuitant Issue Age: [50] Joint Annuitant: [No Joint Annuitant] Joint Annuitant Issue Age: [N/A] Issue Date: [April 26, 2027] Issue State: [MI] Initial Premium Amount: [$25,000] Income Date: [June 1, 2076] Primary Beneficiary(ies): [Brian Doe] Contingent Beneficiary(ies): [Jane Doe] ICC26 RILA325-FB1 3a

CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT INFORMATION: Fixed Account Minimum Interest Rate (FAMIR): [2.40%] Fixed Account Minimum Value Percentage: [87.50%] INTEREST RATE FOR ADJUSTMENTS DUE TO MISSTATEMENT OF AGE OR SEX: [1.00%] CHARGE INFORMATION: Annual Charge: [1.9500%] The Annual Charge is expressed as an annual percentage of the Contract Value and will be deducted on each Contract Anniversary after the Issue Date. Deduction of the Annual Charge will occur after any applicable interest has been credited and any transfers from the Holding Accounts for Your Contract have occurred. The Annual Charge will be deducted on a pro rata basis from all Contract Options until such time that the Fixed Account Option has been reduced to the Fixed Account Minimum Value. If the Fixed Account Value is reduced to the Fixed Account Minimum Value, the Annual Charge will be deducted on a pro rata basis from the Index Account Options. If no value remains in the Index Account Options and the Fixed Account Value is equal to the Fixed Account Minimum Value on any Contract Anniversary, the Annual Charge will not be assessed for that Contract Year. Maximum Annual Charge: After the deduction of the Annual Charge on each [5th] Contract Anniversary following the Issue Date, the Company reserves the right to increase the Annual Charge percentage by up to [X.XXXX%] on an annual basis. The Maximum Annual Charge percentage is [X.XXXX%] on an annual basis. If the Annual Charge percentage is increased, Written Notice will be provided to You [45] days prior to the Contract Anniversary on which the Annual Charge percentage is scheduled to increase. You may elect to opt out of the current and any future Annual Charge increases but this election many have a negative impact on benefits available under this Contract. WITHDRAWALS: Maximum Annual Advisory Fee Withdrawal Percentage: [X.XX%] Minimum partial withdrawal amount unless as a scheduled part of an automatic withdrawal program:[$500] Minimum partial withdrawal amount as a scheduled part of an automatic withdrawal program: [$50] ICC26 RILA325-FB1 3b

CONTRACT DATA PAGES (CONT'D) Minimum Contract Value remaining after a partial withdrawal: [$2,000] MVA Free Withdrawal Percentage: [10%] PREMIUM: This is a modified single Premium Contract. Premiums are flexible in the first Contract Year only. You may change the amount, frequency and timing of Premium payments during the first Contract Year, subject to the minimum and maximum Premium payment amounts and the Company's reserved rights specified below. The Company may waive minimum and maximum Premium at any time, on a non-discriminatory basis. Minimum Initial Premium: [$25,000] Minimum Subsequent Premium: [$500] Subsequent Premium received in the first Contract Year will be allocated to the Subsequent Premium Holding Account until the first Contract Anniversary. During the first Contract Year, the Company will allocate any Premium payment subsequent to issue according to Your most recent instructions on file with the Company, subject to availability, provided that each allocation complies with the Company's then current minimum amounts and restrictions. Maximum Total Premium under a Contract: [$1,000,000] The Company reserves the right to limit, restrict, suspend or reject any or all subsequent Premium payments. The Company will send You Written Notice at least thirty (30) days in advance of any such limitation, restriction, suspension or rejection. SEPARATE ACCOUNT: [Jackson National RILA Separate Account I] MARKET VALUE ADJUSTMENT (MVA): An MVA is a positive or negative adjustment the Company applies to amounts You remove from Your Contract due to withdrawals or annuitizations during the MVA Period. In the event of a total withdrawal, any applicable MVA is applied to the Contract Value, less any MVA Free Withdrawal amount available at the time of the total withdrawal. ICC26 RILA325-FB1 3c

CONTRACT DATA PAGES (CONT'D) MVA Period: The first [six (6) years] from the date any initial or subsequent Premium is first allocated to any Fixed Account Option or Index Account Option. The MVA reflects the movement in the MVA Reference Rate since the Issue Date. The MVA may: 1. reduce the value of the amount paid or annuitized if the MVA Reference Rate on the date You remove Contract Value from Your Contract is greater than the MVA Reference Rate on the Issue Date of Your Contract; or 2. increase the value of the amount paid or annuitized if the MVA Reference Rate on the date You remove Contract Value from Your Contract is less than the MVA Reference Rate on the Issue Date of Your Contract. The Company applies the same MVA formula regardless of whether the formula results in an increase or decrease to amounts You remove from Your Contract. MVA formula. The Company calculates the MVA by multiplying the amount You withdraw that is subject to MVA less any applicable charges by the result of the formula below: where: I is the MVA Reference Rate on the Issue Date J is the MVA Reference Rate on the date of withdrawal m is the number of complete months remaining from the date of the removal to the end of the MVA Period The Company will not apply an MVA to: 1. death benefit proceeds; 2. payment of charges or fees; 3. amounts You allocate to an Income Option; 4. transfers among the Index Account Options and Fixed Account Options; 5. exercise of Your Notice of Right to Examine Contract Provision; 6. withdrawals taken under the MVA Free Withdrawal provision; 7. withdrawals taken to satisfy the Required Minimum Distribution (RMD); 8. amounts You remove on the Latest Income Date (LID); 9. amounts You remove from Your Contract after the end of the MVA Period; or 10. Advisory Fee Withdrawals made pursuant to the rules specified in the Withdrawal Provisions. For purposes of determining the MVA, the Contract Value is divided into earnings and Remaining Premium, as defined in the Contract. Earnings are not subject to an MVA. ICC26 RILA325-FB1 3d

CONTRACT DATA PAGES (CONT'D) For the sole purpose of determining the amount of the MVA: 1. earnings are defined as any excess of the Contract Value over Remaining Premium; 2. Withdrawals will be allocated first to earnings (which may be withdrawn free of any MVA), if any, and second to Remaining Premium on a first-in, first-out basis. Any portion of the MVA that would reduce the Fixed Account Value below the FAMV will be waived. MVA Reference Rate: [Bloomberg U.S. Intermediate Corporate Bond Index Yield to Maturity] The MVA Reference Rate applied on any day will be the MVA Reference Rate published on the prior Business Day. If the MVA Reference Rate is not published on the Business Day before the MVA is calculated, the Company will use the MVA Reference Rate for the most recent Business Day it was published. Discontinuation of or Substantial Change to the MVA Reference Rate. In the event that the MVA Reference Rate is no longer published, is discontinued, or if the calculation is substantially changed on the date You remove Contract Value from Your Contract, then the Company may substitute a comparable method for determining the MVA Reference Rate. The Company will obtain approval by the Interstate Insurance Product Regulation Commission (IIPRC) and will notify You and any assignee before using a substitute method to calculate the MVA. ICC26 RILA325-FB1 3e

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Customer Care Center upon request. You may contact the Company's Customer Care Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The [2012 Individual Annuity Mortality Period Table, with an interest rate of 1.00% and a 0% expense load], provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax.

ICC26 RILA325-FB1 3f

DEFINITIONS 1-YEAR FIXED ACCOUNT OPTION. A Fixed Account Option You may elect for allocation of Premiums. Each 1-Year Fixed Account Option is defined by its Premium Allocation Date and a 1-Year term for which amounts earn a declared rate of interest. ADVISORY FEE WITHDRAWAL. Withdrawals taken from the Contract to satisfy the Owner's obligation to pay a financial professional directly pursuant to the Advisory Fee Withdrawal rules specified in the Withdrawal provision. ADVISORY FEE WITHDRAWAL PERCENTAGE. The percentage of the Contract Value used to make an Advisory Fee Withdrawal. The Advisory Fee Withdrawal Percentage is calculated as A divided by B for each withdrawal of advisory fees taken, where: A = the amount withdrawn for the advisory fee; and B = the Contract Value at the end of the Business Day prior to the initiation of an Advisory Fee Withdrawal. ANNUITANT. The natural person(s) designated on the Contract Data Pages, or by subsequent designation, whose life determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. BENEFICIARY(IES). The natural person(s) or legal entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial Beneficiary(ies) are shown on the Contract Data Pages. BUSINESS DAY. Any day the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. CONTINUATION ADJUSTMENT HOLDING ACCOUNT. A limited-purpose Fixed Account Option that is used only for spousal continuation adjustments. Amounts allocated to the Continuation Adjustment Holding Account will earn a declared rate of interest. The Continuation Adjustment Holding Account cannot be independently elected. CONTRACT. The Individual Modified Single Premium Deferred Registered Index-Linked Variable Annuity described herein. CONTRACT ANNIVERSARY. The Business Day on or immediately following each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The Contract Options for this Contract are the Fixed Account and the Index Account. CONTRACT VALUE. The Contract Value is equal to the sum of the Fixed Account Value and the Index Account Value. See the Contract Option Provisions for details of how the Fixed Account Value and Index Account Value are determined. ICC26 RILA325 4

DEFINITIONS (CONT'D) CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force. CREDITING METHOD. The general term used to describe a method of crediting the applicable Index Adjustment at the end of an Index Account Option Term. See the Crediting Method Endorsements and Supplemental Contract Data Pages for details. CUSTOMER CARE CENTER. The Company's administrative address, telephone number and web address as identified on the Contract's cover page or as the Company may designate from time to time. DERIVATIVE ASSET PROXY. A component of the Interim Value calculation. The Derivative Asset Proxy is the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. See the Crediting Method Endorsements for details on the calculation of the Derivative Asset Proxy for the crediting method(s) You have elected. DUE PROOF. Evidence of death including, but not limited to, a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company requires. EARLY REALLOCATION. The process by which all or a portion of the Interim Value that was the subject of a Performance Lock is reallocated to a new Index Account Option(s) prior to the Premium Allocation Anniversary. EARLY REALLOCATION DATE. The Business Day that Contract Value is allocated to any Index Account Option as part of an Early Reallocation. FIXED ACCOUNT. A Contract Option in which amounts earn a declared rate of interest for a certain period. FIXED ACCOUNT MINIMUM INTEREST RATE (FAMIR). The minimum annual percentage that will be used to determine the Fixed Account Minimum Value (FAMV). The FAMIR is shown on the Contract Data Pages and is guaranteed for the life of the Contract. FIXED ACCOUNT MINIMUM VALUE (FAMV). The FAMV is equal to all amounts allocated to the Fixed Account (with the exception of the Continuation Adjustment Holding Account), net of applicable taxes, multiplied by the Fixed Account Minimum Value Percentage, and; 1. reduced by partial withdrawals and transfers from the Fixed Account, after being reduced for any applicable charges, including any MVA; then 2. accumulated at the FAMIR. FIXED ACCOUNT MINIMUM VALUE PERCENTAGE. A percentage used to determine the FAMV. The Fixed Account Minimum Value Percentage is multiplied by Premiums and transfers allocated to the Fixed Account in the determination of the FAMV. The Fixed Account Minimum Value Percentage is shown on the Contract Data Pages. ICC26 RILA325 5

DEFINITIONS (CONT'D) FIXED ACCOUNT OPTION. An option within the Fixed Account for allocation of Premium or Contract Value. The Fixed Account Options available are the 1-Year Fixed Account Option, the Continuation Adjustment Holding Account, the Subsequent Premium Holding Account and the Performance Lock Holding Account. FIXED ACCOUNT OPTION ANNIVERSARY. The Business Day concurrent with or immediately following the end of a Fixed Account Option term. FIXED ACCOUNT VALUE. The Fixed Account Value is equal to: 1. the value of Premium and any amounts transferred into the Fixed Account; plus 2. interest credited daily at a rate not less than the FAMIR per annum; less 3. any gross partial withdrawals; less 4. any amounts transferred out of the Fixed Account; less 5. any applicable Annual Charge. The Fixed Account Value will never be less than the FAMV. FIXED INCOME ASSET PROXY. A component of the Interim Value calculation. See the Crediting Method Endorsements for details on the calculation of the Fixed Income Asset Proxy for the crediting method(s) You have elected. GOOD ORDER. The Company's receipt of all Premium, information, documentation, and/or instructions the Company requires before it will issue the Contract, credit any interest, or execute any transaction. INCOME DATE. The date on which Income Payments are scheduled to begin as described in the Income Provisions. The Income Date is shown on the Contract Data Pages. INCOME OPTION. Payment options as provided under the Income Provisions. INDEX(ES). A benchmark used to determine the Index Adjustment, if any, for a particular Index Account Option. See the Supplemental Contract Data Pages for the available Indexes as of the Issue Date. INDEX ACCOUNT. A Contract Option in which amounts are subject to an Index Adjustment after a specified period of time. See the Crediting Method Endorsements and Supplemental Contract Data Pages for detailed descriptions of the Index Account Options within the Index Account. Index Account Option availability is subject to change at the discretion of the Company on a non-discriminatory basis. INDEX ACCOUNT OPTION. An option within the Index Account for allocation of Premium or Contract Value. Each Index Account Option is defined by its Index Adjustment Factors, Index Account Option Term Anniversary, Premium Allocation Date, Index Account Option Term, Index, and Crediting Method. ICC26 RILA325 6

DEFINITIONS (CONT'D) INDEX ACCOUNT OPTION TERM. The time period for which amounts may remain allocated to an Index Account Option. The Index Account Option Term begins on the Premium Allocation Date, Early Reallocation Date or the Premium Allocation Anniversary and ends after a specified term length plus any applicable Term Adjustment. INDEX ACCOUNT OPTION TERM ANNIVERSARY. The Business Day concurrent with or immediately following the end of an Index Account Option Term. INDEX ACCOUNT VALUE. The Contract Value allocated to the Index Account. The Index Account Value is the sum of the Index Account Option values. INDEX ADJUSTMENT. The adjustment amount to an Index Account Option on the Index Account Option Term Anniversary. This adjustment can be positive or negative, depending on Index performance and Crediting Method. INDEX ADJUSTMENT FACTOR(S). Parameters used to determine the Index Adjustment. These parameters are specific to the applicable Crediting Method(s). See the Crediting Method Endorsements and Supplemental Contract Data Pages for additional details. INDEX OPTION CREDITING BASE (IOCB). A component used in the calculation of the Index Account Option value. See the Contract Option Provisions for detailed information on the IOCB. INTERIM VALUE. The Index Account Option value during the Index Account Option Term, calculated on each day of the Index Account Option Term other than the first and last days. The Interim Value is the amount of Index Account Option value available for withdrawal or Performance Lock prior to the end of the Index Account Option Term. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy calculated as described in Your Crediting Method endorsements. For detailed information on the Interim Value, see the Crediting Method Endorsements and the Supplemental Contract Data Pages. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. JOINT ANNUITANT. Each of multiple Annuitants. JOINT OWNER. Each of multiple Owners. LATEST INCOME DATE (LID). The Contract Anniversary on which You will be 95 years old, or such date allowed by the Company on a non-discriminatory basis or required by a Qualified Contract, law, or regulation. MARKET VALUE. The value of assets that are observable in the market at a price where buyers are willing to pay, and sellers are willing to accept, as defined by the Company. ICC26 RILA325 7

DEFINITIONS (CONT'D) MARKET VALUE ADJUSTMENT (MVA). A positive or negative adjustment to amounts You remove from Your Contract due to withdrawals or annuitizations during the MVA Period. The MVA formula and the MVA Period are shown on the Contract Data Pages. MAXIMUM ANNUAL ADVISORY FEE WITHDRAWAL PERCENTAGE. The maximum percentage of Contract Value that can be withdrawn pursuant to the Advisory Fee Withdrawal rules specified in the Withdrawal provisions each Contract Year for the purpose of paying advisory fees, as shown on the Contract Data Pages. NON-QUALIFIED CONTRACT. A contract that is issued apart from any Qualified Contract and therefore is not subject to the requirements of Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or legal entity(ies) that has all rights under the Contract, and is shown on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. References to the Owner include all Joint Owners, if applicable. PERFORMANCE LOCK. A contract feature that permits the transfer of some or all of the Interim Value out of an Index Account Option prior to the end of the Index Account Option Term. PERFORMANCE LOCK DATE. The Business Day the Interim Value is removed from an Index Account Option as part of a Performance Lock. PERFORMANCE LOCK HOLDING ACCOUNT. A limited-purpose Fixed Account Option that is used for Performance Locks. Each Performance Lock Holding Account is defined by the Index Account Option from which the Performance Lock was performed. Amounts allocated to the Performance Lock Holding Account will earn a declared rate of interest. The Performance Lock Holding Account cannot be independently elected. PREMIUM. Money paid into this Contract for allocation into the Contract Options. PREMIUM ALLOCATION ANNIVERSARY. The Business Day on or immediately following each one-year anniversary of the Premium Allocation Date. PREMIUM ALLOCATION DATE. The Business Day that initial or subsequent Premium is allocated to the 1-Year Fixed Account or any Index Account Option. The Premium Allocation Date for any Continuation Adjustment will be the Contract Issue Date. QUALIFIED CONTRACT. A retirement plan or contract which qualifies for favorable tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. REMAINING PREMIUM. Total Premium paid into the Contract reduced by withdrawals of Premium before the withdrawal is adjusted for any MVA. This value is used solely for the purpose of calculating the MVA. ICC26 RILA325 8

DEFINITIONS (CONT'D) REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract. For purposes of this Contract, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract. SUBSEQUENT PREMIUM HOLDING ACCOUNT. A limited-purpose Fixed Account Option that is used for subsequent Premium before it is allocated to the 1-Year Fixed Account Option or Index Account Options. Amounts allocated to the Subsequent Premium Holding Account will earn a declared rate of interest. The Subsequent Premium Holding Account cannot be independently elected. TERM ADJUSTMENT. An adjustment adding extra time to an Index Account Option Term in connection with an Early Reallocation. The Term Adjustment is equal to the number of calendar days between the Early Reallocation Date and the corresponding Index Account Option's next Premium Allocation Anniversary. The Term Adjustment applies only if there is an Early Reallocation. TOTAL ADVISORY FEE WITHDRAWAL PERCENTAGE. The sum of all Advisory Fee Withdrawal Percentages that occurred during a Contract Year. WITHDRAWAL VALUE. The amount available upon a total withdrawal. The Withdrawal Value is equal to the Contract Value, less any applicable Annual Charge, adjusted for any applicable MVA. ICC26 RILA325 9

GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless the Contract is owned by a legal entity. Unless You specify otherwise, a change of Annuitant will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company reserves the right to limit the number of Joint Annuitants to two. When the Owner is a legal entity, the Annuitant may not be changed. If the Contract is owned by a legal entity, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. ASSIGNMENT. The Company may refuse assignments if the assignment or ownership change would result in noncompliance with applicable laws or regulations. You may assign ownership of this Contract subject to the interests of assignees and irrevocable Beneficiaries. The Company will only be bound by an assignment if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Customer Care Center, acknowledged by the Company, and recorded. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries, subject to the interest of assignees and irrevocable Beneficiaries. The Company will only be bound by a change in Beneficiary if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Customer Care Center and recorded. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change of Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This Contract is approved under the authority of the IIPRC and is issued under the IIPRC standards. Any provision of this Contract that, on the provision's effective date, is in conflict with the applicable IIPRC standards for this product type in effect as of the provision's effective date of IIPRC Contract approval is hereby amended to conform to the IIPRC standards in effect as of the provision's effective date of IIPRC Contract approval. DEFERRAL OF PAYMENTS. If approved in writing by the chief insurance regulator of the Company's state of domicile, the Company may defer payment of Your request for a partial and/ or total withdrawal from the Contract for a period not exceeding six months. The Company will credit interest on deferred amounts as required by law. The Company will not defer payment of death benefits. ICC26 RILA325 10

GENERAL PROVISIONS (CONT'D) ENTIRE CONTRACT. The Contract, Contract Data Pages, application, if any, and any attached endorsements, and amendments together make up the entire Contract between You and the Company. All statements made by the applicant to procure the Contract will, in the absence of fraud, be deemed representations and not warranties. GENERAL ACCOUNT. The General Account is made up of all of Jackson's assets. The Company exercises sole discretion over the investment of the General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. INCONTESTABILITY. The Company may only contest this Contract when an applicant has procured the Contract by fraud, and only if permitted by law in the state in which the Company delivered the Contract or issued the Contract for delivery. MINIMUM VALUES. No Withdrawal Values or death benefits provided by this Contract shall be less than the minimum benefits required. The Fixed Account Value will not be less than minimum benefits required by Section 7B of the NAIC Variable Annuity Model Regulation, Model 250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in state statute for the state in which the Contract is delivered or issued for delivery. The Index Account Value will not be less than the minimum benefits required by Section 7 of the NAIC Variable Annuity Model Regulation, Model 250, not including Section 7B. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No financial professional has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary; provided, however, that the Company may amend any Contract term, and administer the Contract, to conform to the Internal Revenue Code. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. ICC26 RILA325 11

GENERAL PROVISIONS (CONT'D) OWNER. You may change the Owner or any Joint Owner. The Company may refuse ownership changes if the ownership change would result in noncompliance with applicable laws or regulations. The Company will use the oldest Owner's age for all Contract purposes unless otherwise specified in the Contract. The Company will only be bound by a change of ownership if submitted in a form acceptable to the Company, received in Good Order at the Company's Customer Care Center, acknowledged by the Company, and recorded. No person whose age exceeds the maximum issue age in effect for this Contract as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The Company reserves the right to limit the number of Joint Owners to two. If the Owner is a natural person, then the Owner is the life the death benefit is based on. For Contracts issued to Joint Owners, the death benefit is based on the first Joint Owner to die. If the Owner is a legal entity, a Joint Owner is not permitted, and the Annuitant is the life the death benefit is based on. If the Owner is a legal entity and there are Joint Annuitants, the death benefit is based on the first Joint Annuitant to die. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex, satisfactory to the Company, at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival, satisfactory to the Company. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable to such Beneficiary. Contract proceeds are not subject to the claims of creditors or to legal process unless required by applicable law. ICC26 RILA325 12

GENERAL PROVISIONS (CONT'D) REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the address of the first Owner listed on the Contract Data Pages. If You have elected electronic delivery, a report may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period prior to the application of any MVA; 3. the Interim Value at the beginning and at the end of the current reporting period; 4. the Withdrawal Value at the end of the reporting period; 5. the MVA amount the Company used to determine the Withdrawal Value; 6. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 7. the Annual Charge amount and the Fixed Account Value and Index Account Value after the application of the Annual Charge; 8. the death benefit at the end of the reporting period; and 9. any other information state and federal law require. You may receive copies of reports the Company provides upon request at no additional charge by contacting the Company's Customer Care Center as shown on the cover page of the Contract. You will receive a confirmation statement for certain transactions at the time they occur. SEPARATE ACCOUNT. The Company holds certain investments supporting the assets allocated to the Index Account in a non-insulated, non-unitized Separate Account. The Separate Account is established pursuant to the laws of the Company's state of domicile solely for the purpose of supporting obligations under the Contract. You do not directly participate in the performance of assets held in the Separate Account and do not have any direct claim on them. Assets of the Separate Account are chargeable with the claims of any of the Company's contract owners as well as the Company's creditors and are subject to the liabilities arising out of any other business the Company conducts. The Separate Account is not registered under the Investment Company Act of 1940. The name of the Separate Account is shown on the Contract Data Pages. TAXES. This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, for all Non-Qualified Contracts all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Internal Revenue Code. The Company will deduct any taxes attributed to the Contract and payable to a government entity from the Contract Value. The Company reserves the right to deduct any amounts the Company might advance to pay taxes from the Contract Value. The Company will withhold taxes required by law from any amounts payable from this Contract. ICC26 RILA325 13

GENERAL PROVISIONS (CONT'D) WRITTEN NOTICE. Written information or instructions You intend to give the Company must be in Good Order and delivered to the Company's Customer Care Center in a format currently accepted by the Company, unless the Company advises You otherwise. Instructions included in the Written Notice will take effect on the date the Company receives the notice in Good Order at the Company's Customer Care Center, unless otherwise provided in the notice or in this Contract, or unless the Company advises You otherwise. The Company will deliver any notice or communication to Your last known address in the Company's records unless You request otherwise in writing. If You have elected electronic delivery, communication may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. You are responsible for notifying the Company of any address change, email address change, or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the address of the first Owner listed on the Contract Data Pages. ICC26 RILA325 14

CONTRACT OPTION PROVISIONS The Contract contains two types of Contract Options: Fixed Account and Index Account. Upon Good Order and Premium allocation requirements, as stated on the Contract Data Pages, being met, all Premium will be allocated to the Contract Options as indicated by the instructions currently on file for Your Contract, subject to availability. The Company reserves the right to restrict or prohibit allocation of Premium to the 1-Year Fixed Account Option at its discretion, on a non-discriminatory basis, at any time. FIXED ACCOUNT OPTIONS. 1-Year Fixed Account Option. The 1-Year Fixed Account Option is an annually renewable option within the Fixed Account. The Company will credit interest to amounts allocated to the 1- Year Fixed Account Option at the rate currently declared for the 1-Year Fixed Account Option, at the sole discretion of the Company, for Premium with the same Premium Allocation Date. On the Fixed Account Option Anniversary the interest rate for the 1-Year Fixed Account Option is subject to change. In no event will the interest rate credited by the Company to the 1-Year Fixed Account Option be less than the FAMIR per annum. Continuation Adjustment Holding Account. The Continuation Adjustment Holding Account is a limited-purpose Fixed Account Option used only for spousal continuation adjustments. The Company will credit interest to amounts allocated to the Continuation Adjustment Holding Account at the rate currently declared for the Continuation Adjustment Holding Account, at the sole discretion of the Company, as of the date amounts are allocated to the Continuation Adjustment Holding Account. The interest rate is guaranteed until the next Contract Anniversary. In no event will the interest rate credited by the Company to the Continuation Adjustment Holding Account be less than the FAMIR per annum. The Continuation Adjustment Holding Account cannot be independently elected. Performance Lock Holding Account. The Performance Lock Holding Account is a limited- purpose Fixed Account Option used only for Performance Lock amounts. The Company will credit interest to amounts allocated to the Performance Lock Holding Account at the rate currently declared for the Performance Lock Holding Account, at the sole discretion of the Company, as of the date amounts are allocated to the Performance Lock Holding Account. The interest rate is guaranteed until the next Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was executed for as long as the amounts remain in the Performance Lock Holding Account. In no event will the interest rate credited by the Company to the Performance Lock Holding Account be less than the FAMIR per annum. The Performance Lock Holding Account cannot be independently elected. ICC26 RILA325 15

CONTRACT OPTION PROVISIONS (CONT'D) Subsequent Premium Holding Account. The Subsequent Premium Holding Account is a limited-purpose Fixed Account Option used only for subsequent Premium. The Company will credit interest to amounts allocated to the Subsequent Premium Holding Account at the rate currently declared for the Subsequent Premium Holding Account, at the sole discretion of the Company, as of the date amounts are allocated to the Subsequent Premium Holding Account. The interest rate is guaranteed until the first Contract Anniversary. In no event will the interest rate credited by the Company to the Subsequent Premium Holding Account be less than the FAMIR per annum. The Subsequent Premium Holding Account cannot be independently elected. Fixed Account Minimum Interest Rate (FAMIR). The FAMIR is the guaranteed minimum interest rate under the Contract. The FAMIR established on the Issue Date is shown on the Contract Data Pages. Fixed Account Value. The Fixed Account Value is equal to (1) the value of Premium and any amounts transferred into the Fixed Account Option(s); (2) plus interest credited daily at a rate not less than the FAMIR per annum; (3) less any gross partial withdrawals, including any MVA on such withdrawals; (4) less any amounts transferred out of the Fixed Account Option(s), (5) less any applicable Annual Charge. The Fixed Account Value will never be less than the FAMV. INDEX ACCOUNT OPTIONS. An option within the Index Account for allocation of Contract Value, defined by its Index Adjustment Factors, Index Account Option Term Anniversary, Premium Allocation Date, Index Account Option Term, Index, and Crediting Method. The terms, Indexes, and Crediting Methods available as of the Issue Date are shown on the Supplemental Contract Data Pages. Availability of terms, Indexes, and Crediting Methods are subject to change at the sole discretion of the Company on a non-discriminatory basis. Index Account Value. The Index Account Value is equal to the sum of the Index Account Option values. On the first day of the Index Account Option Term, the Index Account Option value is equal to the Index Option Crediting Base ("IOCB"). During the Index Account Option Term, the Index Account Option value is equal to the Interim Value. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy. On the Index Account Option Term Anniversary, the Index Account Option value is equal to the greater of the IOCB plus the Index Adjustment, or zero. ICC26 RILA325 16

CONTRACT OPTION PROVISIONS (CONT'D) Index Option Crediting Base. The IOCB is a component used in calculating the Index Account Option value. On the first day of the Index Account Option Term, the IOCB is equal to the Premium or Contract Value allocated or transferred to the Index Account Option less the amount transferred out of the Index Account Option. During or at the end of the Index Account Option Term, the IOCB is equal to the greater of the IOCB at the beginning of the Index Account Option Term, reduced for any Performance Locks, withdrawals or applicable Annual Charge deducted from the Index Account Option during the current Index Account Option Term, including any MVA, in the same proportion that the Index Account Option value was reduced on the date of the Performance Lock, withdrawal or applicable Annual Charge, or zero. TRANSFERS. When transferring out of the 1-Year Fixed Account Option, transfers may only occur on the Fixed Account Option Anniversary. When transferring out of a Holding Account, transfers may only occur on the date specified below for each Holding Account. When transferring out of an Index Account Option, transfers may only occur on the Index Account Option Term Anniversary or upon executing a Performance Lock. You will be sent a notice thirty (30) days prior to the Fixed Account Option Anniversary and/or Index Account Option Term Anniversary. The notice will advise You of how You may obtain information on the Contract Options and current rates available to You. You may request a transfer to or from the 1-Year Fixed Account Option and to or from the Index Account Option(s). You may also request transfers among the available Index Account Options within the Index Account. A request for a transfer must be received in Good Order at the Company's Customer Care Center prior to the close of business on the effective date of the transfer. 1-Year Fixed Account Option Transfers. If no transfer request is received on or prior to the Contract Anniversary, the 1-Year Fixed Account Option value will remain in the 1-Year Fixed Account Option. Continuation Adjustment Holding Account Transfers. Transfers into the Continuation Adjustment Holding Account are only allowed in connection with a Spousal Continuation. On the next Contract Anniversary, any Fixed Account Value in the Continuation Adjustment Holding Account will be automatically transferred out of the Continuation Adjustment Holding Account. If no other instructions are provided by You, Fixed Account Value in the Continuation Adjustment Holding Account, including interest, will be allocated to the 1-Year Fixed Account Option. ICC26 RILA325 17

CONTRACT OPTION PROVISIONS (CONT'D) Performance Lock Transfers. Prior to the Index Account Option Term Anniversary, You may elect to transfer the full or partial Interim Value out of an Index Account Option by requesting a Performance Lock subject to the following: 1. To execute a Performance Lock, You must specify the Index Account Option from which to execute the Performance Lock. 2. Performance Lock may not be available with all Crediting Methods. See the Crediting Method Endorsements for details; 3. Performance Locks may be executed for the full or partial Interim Value of a given Index Account Option; 4. For each Index Account Option, a Performance Lock for a partial Interim Value amount can be used once within each Contract Year. However, a Performance Lock for the full Interim Value in the Index Account Option can be requested at any time. 5. At the time of Performance Lock, the Interim Value transferred out of an Index Account Option will be equal to the Interim Value You request to a Performance Lock after the request is received in Good Order at the Company's Customer Care Center. 6. The Interim Value subject to the Performance Lock will be transferred to the Performance Lock Holding Account unless a simultaneous request for Early Reallocation is received. Performance Lock Holding Account Transfers. Transfers into the Performance Lock Holding Account are only allowed in connection with a Performance Lock. Unless a simultaneous request for Early Reallocation is received, the Interim Value that is subject to the Performance Lock will be transferred to the Performance Lock Holding Account on the Performance Lock Date and will receive the current interest rate declared for amounts in the Performance Lock Holding Account as of the Performance Lock Date. This interest rate will be guaranteed until the next Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was executed for as long as the amounts remain in the Performance Lock Holding Account. Amounts transferred into the Performance Lock Holding Account as part of a Performance Lock will remain in the Performance Lock Holding Account until the earlier of 1) the next Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was performed, or 2) the Early Reallocation Date if Early Reallocation is elected. On the Premium Allocation Anniversary of the Index Account Option on which the Performance Lock was performed, any Fixed Account Value in the Performance Lock Holding Account associated with that Index Account Option will be automatically transferred out of the Performance Lock Holding Account. If no other instructions are provided by You, Performance Lock Holding Account value from a Performance Lock, including interest, will be allocated to a new Index Account Option with the same Index Account Option Term, Index, Crediting Method, and Index Adjustment Factors as the Index Account Option on which the Performance Lock was executed, if it is available and does not extend beyond the LID. ICC26 RILA325 18

CONTRACT OPTION PROVISIONS (CONT'D) Early Reallocation. You may request an Early Reallocation to transfer all or a portion of the Interim Value that was the subject of a Performance Lock into a new Index Account Option. Such request may be made 1) simultaneously with a Performance Lock on the Performance Lock Date, or 2) on any Business Day prior to the thirty (30) calendar days before the Premium Allocation Anniversary of the Index Account Option on which the Performance Lock was executed. Early Reallocations may not be elected during the thirty (30) calendar days before the Premium Allocation Anniversary associated with the funds. Amounts transferred as part of an Early Reallocation will be subject to a Term Adjustment, as defined by this Contract. On and after the Activation Date, only 1-year Index Account Options will be available. There is a limit of twelve (12) Early Reallocation Dates each Contract Year. There is no limit to the number of Early Reallocation transfers on each of these twelve (12) Early Reallocation Dates. The Company reserves the right to refuse transfers at any time, in accordance with applicable laws and regulations, on a non-discriminatory basis. Once the limit of twelve (12) Early Reallocation Dates has been reached in a Contract Year, any Interim Value that is the subject of previously executed Performance Locks or additional Performance Lock elections during that Contract Year will be held in the Performance Lock Holding Account until the earlier of 1) the next Premium Allocation Anniversary or 2) the start of the next Contract Year, when Early Reallocations are again available. Any amount subject to an Early Reallocation request will be allocated according to instructions You provide. Instructions You provide at the time of an Early Reallocation will not change the most recent instructions for transfers on an Index Account Option Term Anniversary currently on file for Your Contract. Term Adjustment. At the time of an Early Reallocation, a Term Adjustment will be added to Your new Index Account Option Term. The Term Adjustment is equal to the number of calendar days between the Early Reallocation Date and corresponding Index Account Option's immediate next Premium Allocation Anniversary. This Term Adjustment will result in a new Index Account Option Term duration that is longer than the elected Index Account Option Term duration by the length of the Term Adjustment. Subsequent Premium Holding Account Transfers. Transfers into the Subsequent Premium Holding Account are only allowed in connection with subsequent Premium payments made in the first Contract Year. On the first Contract Anniversary, any Fixed Account Option value in the Subsequent Premium Holding Account will be automatically transferred out of the Subsequent Premium Holding Account and allocated to the available Contract Options as indicated by the most recent instructions currently on file for Your Contract. ICC26 RILA325 19

CONTRACT OPTION PROVISIONS (CONT'D) Index Account Option Transfers. If no transfer request is received on or prior to the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated as follows: 1. if the same Index Account Option Term with the same Index, Crediting Method and Index Adjustment Factors is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the same Index Account Option Term with the same Index, Crediting Method, and downside protection; 2. if the same Index Account Option Term with the same Index, Crediting Method, and Index Adjustment Factors is not available at the time, but the same Index and Crediting Method with greater Index Adjustment Factors is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the same Index Account Option Term with the same Index and Crediting Method with the closest greater downside protection available for that term; 3. if the same Index Account Option Term with the same Index, Crediting Method, and Index Adjustment Factors is available at the time but extends beyond the LID, the Company will select the available Index Account Option Term with the same Index, Crediting Method, and downside protection that ends closest to but before the LID; 4. if the same Index Account Option Term is not available at the time but would not extend beyond the LID were it available, the Company will select the available Index Account Option Term with the period closest to but less than the Index Account Option Term that just ended with the same Index and Crediting Method with the closest equal or greater downside protection available for that term. 5. in all other cases, the Index Account Option value(s) will be reallocated to the 1-Year Fixed Account Option. If the Index or Crediting Method with equal or greater downside protection is no longer available as of the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated to the 1-Year Fixed Account Option. Transfers from an Index Account Option in connection with a Performance Lock may occur at any time, subject to any limitations. See Performance Lock for details. Unless specified otherwise, transfers on a Premium Allocation Anniversary will be taken from the Index Account Option(s) that have reached their Index Account Option Term Anniversary and the 1-Year Fixed Account Option(s) in proportion to their current value. The Company reserves the right to restrict or prohibit transfers from the Index Account Option to the 1-Year Fixed Account Option, at its discretion, on a non-discriminatory basis, at any time. Transfers from a Fixed Account Option will reduce the Fixed Account Value by the transfer amount requested. Transfers into a 1-Year Fixed Account Option will increase the 1-Year Fixed Account Option value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option value by the transfer amount requested. ICC26 RILA325 20

WITHDRAWAL PROVISIONS On or before the Income Date, You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Customer Care Center in a form acceptable to the Company. The withdrawal will be processed after a withdrawal request is received at the Company's Customer Care Center in Good Order. No withdrawal may exceed the Withdrawal Value. TOTAL WITHDRAWAL. During the MVA Period, the Withdrawal Value for a total withdrawal from the Contract is equal to the Contract Value, less any applicable Annual Charge, adjusted for any applicable MVA. After the expiration of the MVA Period, the Withdrawal Value for a total withdrawal from the Contract is equal to the Contract Value, less any applicable Annual Charge. A total withdrawal terminates Your Contract. In no event will a total withdrawal from the Fixed Account be less than the FAMV. PARTIAL WITHDRAWAL. Any partial withdrawal may be subject to an MVA. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. Unless You request otherwise, a gross partial withdrawal will be deducted from the Fixed Account Option values and the Index Account Option values in proportion to their current values. The gross partial withdrawal will be adjusted for any applicable MVA. If the gross amount of the partial withdrawal reduces the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. The amount payable as a result of the partial withdrawal will be determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Customer Care Center. Partial Withdrawals will reduce each Index Account Option's IOCB in the same proportion that its Interim Value was reduced on the date of the withdrawal. Any overpayments made by the Company to You in error must be returned within thirty (30) days from the date You are notified of the overpayment, or the Company will reduce Your Contract Value for the amount of the overpayment. If the overpayment exceeds the Contract Value, You are responsible for returning the remaining portion of the overpayment to the Company. ICC26 RILA325 21

WITHDRAWAL PROVISIONS (CONT'D) ADVISORY FEE WITHDRAWALS. Advisory Fee Withdrawals are withdrawals from the Contract for the purpose of paying an advisory fee to Your financial professional subject to the following rules: 1. You must provide written authorization to the Company authorizing us to accept and execute instructions from Your third party financial professional to make withdrawals from Your Contract to pay advisory fees pursuant to a written agreement between You and Your third party financial professional; 2. The Total Advisory Fee Withdrawal Percentage will not be allowed to exceed the Maximum Annual Advisory Fee Withdrawal Percentage, as shown on the Contract Data Pages. The Total Advisory Fee Withdrawal Percentage will be calculated as the sum of all Advisory Fee Withdrawal Percentages that occurred during a Contract Year; 3. Advisory Fee Withdrawals will always reduce the Contract Value; 4. Advisory Fee Withdrawals will only be allowed if the withdrawal does not bring the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages; 5. You may terminate authorization for the direct deduction of advisory fees under this provision at any time by providing us with written notice of such termination. QUALIFIED CONTRACT REQUIRED MINIMUM DISTRIBUTIONS. Qualified Contract RMDs are based upon Your Contract Value, the value of any benefits as calculated by the Company, and applicable federal tax law requirements. You may request a withdrawal for an RMD by submitting a written request to the Customer Care Center in a form acceptable to the Company. The Company will waive any MVA if the gross amount withdrawn does not exceed the Contract's RMD amount, as determined by the Company. However, if a gross withdrawal amount is greater than the Contract's RMD amount, as determined by the Company, the excess amount of the gross partial withdrawal is be subject to an MVA. AUTOMATIC WITHDRAWAL. You may elect to take an automatic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual, or annual basis, subject to the Minimum Partial Withdrawal amount made as a scheduled part of an automatic withdrawal program, as shown on the Contract Data Pages. Automatic withdrawals are treated as partial withdrawals and will be counted in determining the amount taken as an MVA Free Withdrawal in any Contract Year. Automatic withdrawals in excess of the MVA Free Withdrawal amount may be subject to an MVA. Automatic withdrawals cease on the Income Date. ICC26 RILA325 22

WITHDRAWAL PROVISIONS (CONT'D) MVA FREE WITHDRAWAL. During each Contract Year, You may make partial withdrawals from the Contract without incurring an MVA. The amount of MVA Free Withdrawal available in any Contract Year is equal to the greater of: 1. any applicable RMD less earnings; or 2. the total of: a. the MVA Free Withdrawal Percentage, as shown on the Contract Data Pages, multiplied by the Remaining Premium at the beginning of the Contract Year that is subject to an MVA; plus b. the MVA Free Withdrawal Percentage, as shown on the Contract Data Pages, multiplied by Premium received during the Contract Year; less c. earnings; or 3. zero. Earnings is defined in the MVA provision of this Contract. The MVA Free Withdrawal can be taken as a single withdrawal or multiple withdrawals throughout the Contract Year. The amount of Your MVA Free Withdrawal available will vary throughout the Contract Year depending on previous withdrawals of Your MVA Free Withdrawal amount, previous withdrawals of earnings, and the amount of earnings present at the time of the withdrawal. The amount of Your MVA Free Withdrawal available may reduce due to applicable withdrawals during the Contract Year. Advisory Fee Withdrawals will not reduce the MVA Free Withdrawal amount. Any amount withdrawn to satisfy an RMD may reduce the amount of Your MVA Free Withdrawal available. MVA Free Withdrawals are subject to the provisions of Partial Withdrawals and Total Withdrawals. Amounts withdrawn under the MVA Free Withdrawal provision reduce the Contract Value and may reduce Remaining Premium. Withdrawals during the Contract Year in excess of the MVA Free Withdrawal may be subject to any applicable MVA. ICC26 RILA325 23

DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon Your death or the death of any Joint Owner before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by You, subject to the following: 1. On jointly owned Contracts, upon the death of the first Joint Owner, the surviving Joint Owner becomes the Primary Beneficiary. If the surviving Joint Owner dies prior to the Income Date and prior to submitting a claim form in Good Order, the surviving Joint Owner's interest as Beneficiary is extinguished, and any remaining death benefit will be paid to the Beneficiary(ies) in accordance with the last Beneficiary designation received by the Company in Good Order before the last Joint Owner's death; 2. On all Contracts, if no Beneficiary designation is in effect, or the designated Beneficiary(ies) have not survived the Owner, or both Joint Owners in the case of a jointly owned Contract, the death benefit shall be paid to the Owner's estate, or the estate of the last Joint Owner to die in the case of a jointly owned Contract. ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant, who is not also an Owner, before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. No death benefit is payable on the death of an Annuitant who is not also an Owner. However, if the Contract is owned by a legal entity, the death of the Annuitant (in the case of Joint Annuitants, the death of the first Annuitant) is treated as the death of the Owner for purposes of these Death Benefit Provisions, and the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner, or, if no Beneficiary(ies) survive the applicable death, to the Owner. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The guaranteed minimum death benefit amount before the Income Date is equal to the greater of: 1. the current Contract Value less any applicable Annual Charge; or 2. Premium paid into the Contract, less any applicable taxes, adjusted for any applicable withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the issuance of the Contract. All adjustments will occur at the time of the withdrawal. All adjustments for amounts withdrawn will reduce this item in the same proportion that the Contract Value was reduced on the date of such withdrawal; a. Advisory Fee Withdrawals, as detailed in the Withdrawals Provision, do not result in a reduction of Premium for the calculation of the death benefit. ICC26 RILA325 24

DEATH BENEFIT PROVISIONS (CONT'D) DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless You designated a Pre-selected Death Benefit Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit options below: Option 1 - single lump-sum payment, paid immediately upon the Company's receipt of Due Proof of the relevant death and a claim form in Good Order; or Option 2 - Income Payments of the death benefit with distributions beginning within one year of the date of the relevant death: (i) over the lifetime of the Beneficiary; or (ii) over a period not extending beyond the life expectancy of the Beneficiary. The Company may make available other death benefit payment options. A Beneficiary that wishes to elect payment under Option 2 must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Customer Care Center. Any portion of the death benefit not applied under Option 2 must be paid within five years from the relevant death. The death benefit will remain invested in accordance with the allocation selected by You until a Death Benefit Option is selected or the Beneficiary specifies otherwise. DEATH BENEFIT PAYMENT OPTIONS FOR QUALIFIED CONTRACTS. For Qualified Contracts, the death benefit payment options may be limited under the terms of the contract endorsement in order to qualify under the Internal Revenue Code. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none exist, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's share of the death benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Primary Beneficiaries who would have been entitled to receive payments under the Contract had they survived. If no Beneficiary survives You, the Company will pay the death benefit to Your estate. ICC26 RILA325 25

DEATH BENEFIT PROVISIONS (CONT'D) PAYMENT OF DEATH BENEFIT. The death benefit will be determined at the time the Company has received the first Due Proof of the relevant death and a claim form in Good Order from a Beneficiary. The Company will pay the death benefit to the Beneficiary upon receipt of a request for payment with Due Proof of the relevant death in Good Order at the Company's Customer Care Center. If the Company has received Due Proof of death, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives a claim form with a payment option elected from that Beneficiary. If the Company has not received Due Proof of death or any other required documentation, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives any remaining required documentation. Fluctuations in index performance or Interim Value may cause the calculation of a Beneficiary's death benefit share to differ from the calculation of another Beneficiary's death benefit share. Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Index Account Option until the Company receives that Beneficiary's claim form in Good Order at the Company's Customer Care Center and calculates their share of the death benefit. If any death benefit is due to an Owner's estate, the Company will pay the benefit in a single lump-sum payment. If a single lump-sum payment is elected by a Beneficiary, their death benefit share of the Contract will remain in force and will accrue interest until the Company first receives Due Proof of death in Good Order. After that time, the rate of interest will equal the rate of interest applicable to death benefit proceeds left on deposit with the Company on the date of Your death. If the Company does not distribute the death benefit payment within thirty (30) calendar days of the latest of the dates specified in items 1, 2, and 3 below, then beginning on the thirty-first calendar day from the latest of the dates specified in items 1, 2, and 3 below until the date the claim is paid, the death benefit will accrue additional interest at a rate of 10% annually. 1. The date the Company receives Due Proof of death; 2. the date the Company receives sufficient information to determine liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and 3. the date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to, (a) the establishment of guardianships and conservatorships; (b) appointment and qualification of trustees, executors and administrators; and (c) submission of information required to satisfy state and federal reporting requirements. The Company will pay the death benefit in accordance with applicable laws and regulations governing death benefit payments and in accordance with the Company's administrative procedures. ICC26 RILA325 26

DEATH BENEFIT PROVISIONS (CONT'D) Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Option, a Joint Owner or sole Beneficiary who is the sole surviving spouse of the deceased Owner may elect to continue the Contract in his or her own name at an adjusted Contract Value as described below and exercise the Owner's rights under the Contract instead of taking the standard death benefit. The Spousal Continuation Option may be elected only if the Company receives the surviving spouse's claim form electing the option and Due Proof of the relevant death in Good Order at the Company's Customer Care Center while the surviving spouse is alive. The "continuation date" is the date on which the Company receives such claim form and Due Proof of death. If the Contract Value on the continuation date is less than the death benefit, the Contract Value will be increased by the difference. This increase is referred to as the spousal continuation adjustment. The Company will allocate the spousal continuation adjustment to the Continuation Adjustment Holding Account until the next Contract Anniversary. The spousal continuation adjustment will have no effect on the FAMV. The MVA will continue with the same period as prior to the original Owner's death. For purposes of determining the future death benefits for the surviving spouse under the continuing Contract, the Contract Value following the application of any spousal continuation adjustment will be considered the initial Premium of the continuing Contract. The Spousal Continuation Option is not available if: 1) it is on or after the Income Date, 2) the original Contract Owner is no longer the Contract Owner, 3) the Contract has been assigned, or 4) You designated a Pre-selected Death Benefit Option. The Spousal Continuation Option may be elected only once. Pre-selected Death Benefit Option. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit options made available by the Company. You may do so by submitting a designation in a form acceptable to the Company in Good Order to the Company's Customer Care Center. Pre-selected Death Benefit Options are effective only after being recorded by the Company. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Option unless the Internal Revenue Code requires otherwise, or Your election requires payment over a period that exceeds the Beneficiary's life expectancy as determined by the Company. Only You may revoke or change a Pre-selected Death Benefit Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Customer Care Center. Revocations of and changes to a Pre-selected Death Benefit Option are effective only after being recorded by the Company. ICC26 RILA325 27

INCOME PROVISIONS INCOME DATE. Income Payments begin on the Income Date. If You do not select an Income Date, the Income Date is the LID. You may change the Income Date by submitting Written Notice in Good Order to the Company's Customer Care Center at least seven days before the current Income Date. The LID may be changed to a later date upon request, if the Company agrees to the change in writing. Requests to extend the LID must be submitted in writing and received by the Company's Customer Care Center at least seven days before the current LID. INCOME PAYMENT. On or before the Income Date, You may elect payment in a single lump- sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option to begin on the Income Date. The Company will apply the Contract Value, less applicable taxes, adjusted for any applicable MVA, less applicable Annual Charge, to provide You income according to Your selected Income Option. INCOME OPTIONS. You may elect payment as provided in Options 1, 2, 3, or 4 below. You may elect an Income Option up to thirty (30) days before the Income Date by submitting Written Notice in Good Order to the Company's Customer Care Center. The Company will make payment to You or another payee You specify. If You do not select an Income Option the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually, or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one lump-sum payment instead of providing Income Payments according to the Income Option You elect. If the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually, or annually to achieve an initial payment of at least $20, or the Company may pay out the Contract Value in one single lump-sum payment. At the time of their commencement, Income Payments will not be less than those that would be provided by the application of an equivalent amount to purchase a single Premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. No MVA applies to Contract Value applied to Option 1. ICC26 RILA325 28

INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a Joint Annuitant. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and Joint Annuitant before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. No MVA applies to Contract Value applied to Option 2. OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make at least 120 or 240 monthly payments, whichever You elect, to You. If the Owner is an entity, at the Annuitant's death, if fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to the Owner as previously scheduled. If the Owner is the Annuitant, in the event You die before the Company makes the specified number of guaranteed payments, the Income Payments will be made to Your Beneficiary according to the terms of this Contract unless the Beneficiary elects to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than one percentage point higher than the rate used to calculate the initial Income Payment. No MVA applies to Contract Value applied to Option 3. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, the Income Payments will be made to Your Beneficiary according to the terms of this Contract unless the Beneficiary elects to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than one percentage point higher than the rate used to calculate the initial Income Payment. No MVA applies to Contract Value applied to payments spread over five (5) years or more under Option 4. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options. OWNER'S DEATH ON OR AFTER THE INCOME DATE. If any Owner, who is not also an Annuitant, dies on or after the Income Date when the Income Date is a date earlier than the Latest Income Date, any remaining Income Payments due will continue at least as rapidly as the payment method in effect as of the date of the Owner's death. After the death of the last surviving Joint Owner on or after the Income Date, any remaining Income Payments will be paid to the Beneficiary. ICC26 RILA325 29

INCOME PROVISIONS (CONT'D) ANNUITANT'S DEATH ON OR AFTER THE INCOME DATE. Upon the death of the Annuitant (and Joint Annuitant, if applicable), who is not also an Owner, on or after the Income Date, the death benefit, if any, will be as specified in the Income Option in effect. Any life-contingent Income Payments cease on the death of the Annuitant (and Joint Annuitant, if applicable). Any amounts due after an Annuitant's death will continue to be paid at least as rapidly as the payment method in effect as of the date of the Annuitant's death. Upon the death of the Annuitant (and Joint Annuitant, if applicable), who is also an Owner, on or after the Income Date when the Income Date is a date earlier than the Latest Income Date, the death benefit, if any, will be as specified in the Income Option in effect. Any life-contingent Income Payments cease on the death of the Annuitant (and Joint Annuitant, if applicable). Any amounts due after an Annuitant's death will continue to be paid at least as rapidly as the payment method in effect as of the date of the Annuitant's death. BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. Upon the death of any Owner, the Company will pay any remaining Income Payments due to Primary Beneficiaries or, if none exist, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to remaining Income Payments due; in that circumstance, the Company will pay any remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Primary Beneficiaries who would have been entitled to receive payments under the Contract had they survived. If no Beneficiary survives You, the Company will pay remaining Income Payments to Your estate. ICC26 RILA325 30

TERMINATION PROVISIONS If the benefit attached to Your Contract is active, the TERMINATION PROVISIONS below will be replaced by the TERMINATION PROVISIONS shown in the benefit attached to Your Contract. If the benefit on Your Contract has been terminated, the TERMINATION PROVISIONS below will control: This Contract terminates, a pro rata Annual Charge will be deducted from Your Contract Value for the period since the last Annual Charge, and all Contract benefits will end on the earliest of: 1. the date You take a total withdrawal; 2. the date the Contract Value is reduced to zero for any reason; or 3. the date upon which the entire interest in the Contract has been distributed. Distributions may be made in whole or in part after the Income Date, after Due Proof of the relevant death and a claim form in Good Order has been received by the Company, and/or under a supplemental contract evidencing the interest in the contract to be distributed. ICC26 RILA325 31